Q3 2010 INVESCO MORTGAGE CAPITAL INC Earnings Conference Call
Date: 2010-11-08:  9:00AM EST

Corporate Participants

Richard King
Invesco Mortgage Capital - President & CEO

Don Ramon
Invesco Mortgage Capital – CFO

John Anzalone
Invesco Mortgage Capital - CIO

Conference Call Participants

Trevor Cranston
Analyst

Bose George
KBW – Analyst

Mike Widner
Stifel Nicolaus - Analyst

Douglas Harter
Credit Suisse – Analyst

Daniel Furtado
Jefferies - Analyst

Matthew Kelly
Morgan Stanley - Analyst

Presentation

Unidentified Participant: (Conference in progress) -- comments made in the associated conference call today may include statements and information that constitute forward-looking statements within the meaning of the US securities laws. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance. Forward-looking statements also include statements regarding our ability to deploy capital from follow-on common stock offerings and our ability to minimize earnings drag, our ability to repeat performance trends in net income, net interest income, return on equity, portfolio yields and expense ratios, improved stock liquidity, interest rates and their effect on prepayment risks, our ability to generate future dividends, the impact of the foreclosure moratorium, the impact of the Federal Reserve's quantitative easing strategy, opportunities in a mortgage loan area and our ability to capitalize on those opportunities, the availability of financing; repurchase agreement funding costs in terms, our portfolio composition and our ability to adjust it to generate targeted returns; the constant prepayment rates of mortgage-backed securities, our ability to reduce risks through our hybrid REIT strategy, the level of investments in the Invesco public-private investment fund and our ability to fund these commitments, credit performance of mortgage-backed securities and commercial loans, changes in opportunity in the mortgage loan area and advantages mortgage REITs have over financial institutions. In addition, words such as anticipates, believes, will, expects and plans, as well as any other statements that necessarily depend on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. There can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely on unduly on any forward-looking statements and urge you to carefully consider the risks identified under the captions Risk Factors, Forward-looking Statements and Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on the Securities & Exchange Commission's website at www.sec.gov.

All written or oral forward-looking statements that we make or that are attributable to us are expressly qualified by this cautionary notice. We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

Richard King: So good morning and welcome to our third-quarter earnings call, and we will update you on our results, talk about our recent capital raise, the elections, the Fed meeting and the new opportunities that we see in the marketplace.

We have strong results in the quarter earning $1.01 per share. We sequentially increased our earnings per share in the second quarter and now in the third quarter, and as we've said on last quarter's call, in the third quarter, we got to put the full second quarter capital raise to work over the full quarter and that allowed us to pay out $1.00 per share in dividends. We were also able to increase our book value per share in Q3, and that is despite wider agency mortgage spreads and lower swap rates.

We did what we said we would do. We did pay out an attractive dividend and maintain or improve relatively stable book value, and we will go through the details of the financials here in a few minutes.

We do think that the reasons that we had such strong results is because of our asset selection. We continue to experience very good prepayment activity, slower prepays than market on our premium agency book and slower prepayment -- or faster prepayments on our discounted price, non-agency portfolio, and the PPIP investment continues to beat our expectations.

On the capital raise, at the beginning capital for Invesco Mortgage Capital completed an equity raise netting about $275 million in proceeds. We are pleased with the progress that we've had on the new capital. We have put the money substantially to work. We measured this opportunity to raise capital against the goals of providing an attractive return to our investors through dividends and to maintain or improve a relatively stable book value.

It also allowed us to reduce our expense ratio, improve liquidity for shareholders, improve our scale for some of the exciting opportunities we see coming up.

We are very pleased with the quality of the orders that we saw for the stock, and the raise did improve our shareholder base, and welcome to all the new shareholders listening today.

As for the economy and the climate, while sub-optimal for broad growth and job creation, it does continue to be conducive to producing strong earnings for our REIT. The distress in the real estate markets creates opportunity for us. The low rate environment is beneficial to our financing and hedging strategies.

On the foreclosure moratoriums and put back opportunities, we do see those as a double-edged sword, but we do not expect these to dominate our results. We model foreclosure timelines and our expected loss adjusted yields and when we increase these timelines, we see limited change projected yields on most of our holdings. We've sold some bonds where we see more exposure.

As for putbacks or other claims, we are certainly evaluating opportunities, but will not include putbacks in our yield assumptions.

The Federal Reserve last week announced QE2, their intent to purchase $600 billion of treasury paper in addition to their existing reinvestment activity. This round of quantitative easing, it is meant to protect us from deflation and provide support for the economy and the markets. But importantly, they are not targeting purchases of agency mortgages. We see that as good news because it keeps our funding costs low, but does not directly make our target assets more expensive or produce significantly faster prepayments. We expect a very low funds rate for at least another year, and we have extended the term of our hedges at very attractive rates to protect against the prospects of inflation in the out years.

We are also very excited about taking advantage of the revival of opportunity in both loans and securitizations in the commercial and residential markets. We have invested in select newly issued CMBS based on an extensive loan level research, and we are pursuing opportunities to partner and provide loan financing for very clean properties in stronger markets in commercial real estate.

We also see opportunity to buy residential loans, loans to strong borrowers at low LTVs with potential to finance these through securitization, and we are seeing residential and loan financing terms also improving.

The hybrid strategy really sets us apart as does our deep broad platform. As a result, we've successfully maintained high-growth ROEs in both credit and noncredit asset classes while maintaining portfolio leverage below the industry. We have maximized the government nonrecourse leverage through PPIP, TALF and FDIC, a true differentiator and benefit to our shareholders.

Financing has improved markedly, and we recently actually post quarter-end have refinanced our TALF borrowings at significantly lower rates. The diversified asset mix, combined with our financing and hedging strategy, provides excellent offsetting risk profiles. The hybrid strategy is playing out as we predicted. Our earnings per share is a reflection of this, and we look forward to continued strong earnings.

Richard King: We are excited by what we see in the markets and our target assets, and our flexible strategy continues to create value.

Now I will turn it over to Don Ramon to discuss the quarter three financials.

Don Ramon: Thank you, Rich. Net income for the third quarter increased $5.6 million to $27.6 million. This resulted in an 11% increase in our earnings per share to $1.01. The primary driver for the quarter was the performance of our portfolio as Rich mentioned as we benefited from higher average balances from the May capital raise and continued strong prepayment performance that John is going to discuss later.

This quarter we also saw an increase in the return from our investment in the Invesco PPIP fund, and as a reminder, we see the PPIP investment as another way to finance our assets and do consider this part of our core earnings.

For the quarter we paid a dividend of $1.00 per share, bringing the year-to-date total to $2.52. When you turn to page four, you can see the improvement in each of our major performance areas. Both our average ROE and our gross ROE were at their highest levels at 19.7% and 19.4%, respectively. Again, the key driver to our success has been our portfolio performance.

You can see this in the lower left with the portfolio yield improving to 6%. While this is offset by a similar increase in our cost of funds due to our swap positions, we maintained our net interest spread at 4.1% while increasing our average portfolio.

Looking at the lower right, our expense ratio improved by 15 basis points to 2.09% as we continue to gain efficiencies from the main capital raise. We expect to see continued improvement of approximately 20 basis points in Q4 as our October capital raise again benefits from our strong size of our portfolio and our platform.

Now I will turn it over to our Chief Investment Officer, John Anzalone, to discuss our portfolio.

John Anzalone: Thank you, Don, and thanks, again, to everyone for taking the time to dial in this morning. Let me start out with a quick portfolio overview on slide five.

As you can see on the chart on the upper left, the portfolio grew modestly over the quarter to approximately $2.5 billion. If you look at the graph on the lower left, you can see that our equity allocations remained relatively unchanged.

The first thing that I would highlight is our increase in the PPIP to 11% of equity as that fund continued to purchase assets during the third quarter. The other thing that I would point out is the increase in CMBS to 10.4% of equity. We began adding CMBS once again as the private repo financing on these assets continues to improve.

Slide six simply gives a breakout of how our equity allocations have evolved over the past year. Again, the composition remained relatively stable over the course of the quarter with the biggest changes being the increases to the PPIP and CMBS.

On slide seven, the graph on the left shows how the yield on our agency positions have changed. At the end of the quarter, our agencies yielded 3.6% with a net interest margin of 180 basis points. Generally this is a reflection of slowing prepayment speeds and increased hedging.

On the right, you can see the prepayment history of our agency pools. This continues to be a major driver of our performance. Once again, our fixed-rate collateral paid much slower than generic collateral during the third quarter, and our portfolio continues to be concentrated in higher coupon specified pool paper. The leverage on the agency book ended the quarter at 11.6 times, unchanged from last quarter. Our overall portfolio leverage also remains stable at 3.4 times.

On slide eight let me give you some highlights on our non-agency positions. The yield on our non-agency book decreased slightly to 11.2%, and this is a reflection of the continued rally in the sector as our new purchases reflected lower yields. Financing terms remained very good, and we increased our leverage slightly on non-agencies to 1.3 times from 1.1 last quarter. Our credit positions continue to perform within our expectations, and our prepayment experience has been very positive here also. Except in deep discount non-agencies, we want to see faster speeds.

Our portfolio has consistently paid faster than our expectations, which has helped boost returns.

And with that, let me throw it back to Rich to wrap things up.

Richard King: Thanks John. We are pleased with the recent raise and our ability to substantially get invested after that raise in front of the Fed. We expect drag to be minimal as it was following each of our raises.

The hybrid REIT strategy has had a lot to do with our ability to invest proceeds efficiently. We've had the flexibility to find value in multiple markets both on the asset side with respect to loss adjusted yields available to us and on financing and hedging opportunities that we see. That is true at a macro level, and importantly it is also true at the deal level. Finding mortgage collateral with attractive prepayment profiles has been a big differentiator in why we have been able to outperform any strategy. The hybrid approach has also allowed us to avoid underperformance. And this is important. A few examples.

First, because we invest across many sectors of the real estate debt markets, we had multiple asset class purchase choices when we wanted to sell agencies and avoid buyouts.

Second, we were able to stay invested when there was limited supply in a certain market we liked that could not find supply.

Third, we can stay in vested and be patient while we develop new opportunities. The point here is the efficiencies gained in the hybrid REIT model are bigger than people seem to realize. We are very excited at this point about the return of the market for prime jumbo residential loans. It is looking like that market is beginning to percolate.

We believe the government is going to shrink as a mortgage lender, and the conforming loan limit is going to decline next fall. That means opportunity for us to buy and securitize or buy and finance new loans.

New loans benefit from lower appraisals, LTVs, DTIs -- that is debt to income -- and all fully documented loans. If you brought -- if anybody out there has bought or refinanced lately, you know the scrutiny that borrowers are facing. The demand from investors for senior tranches of new RMBS is definitely picking up, and we believe the opportunity to buy loans to securitize has improved, and this will present attractive opportunities in coming years.

We have the benefit of being able to retain risk. We are not constrained by ratings requirements and arbitrary capital requirements. We are also pursuing select commercial real estate debt opportunities to supply financing on very strong properties, as well as participating in subordinate tranches of only the best new CMBS deals.

As I said before, we see the environment as conducive to generating attractive return on equity to be paid out in dividends and to maintain a stable to improving book value. We are excited about the new opportunities, and we can be selective and patient as needed.

That concludes today's remarks. Operator, please open the lines for questions.

Question and Answers

Operator: (Operator Instructions). Trevor Cranston.

Trevor Cranston: Hi, thanks for taking the questions. I guess the first thing, can you give us any more details on what the asset allocation has looked like on the investments you have made so far in the fourth quarter?

John Anzalone: Yes, as Rich mentioned, the ramp has gone very well. As in the past, we have been obviously trying to minimize earnings drag. We are continuing to find very good prepaid protected paper in the agency's space, and we are able to deploy equity quickly there. In non-agencies it has been a bit more of a measured approach. We have seen loss adjusted yields continue to fall. So as such we have directed more capital toward CMBS where financing terms really have continued to improve, and they have improved pretty rapidly, as well as directing a bit more towards agencies.

Trevor Cranston: Okay. Can you actually expand a little bit more on the type of terms of repo and what the rates look like for the CMBS? I mean you mentioned you have refied the TALF borrowings at more favorable terms. So I was just wondering if you could share any more details about that?

Richard King: Sure. So, on the TALF, we were able to -- I don't think it is post-quarter end. I don't want to give like exact numbers like would be in the Q or something. But essentially we lowered our cost of borrowing all-in including repo and hedging to about 100 basis points from what we had on the TALF terms.

Trevor Cranston: Okay. Then I guess last thing for me, can you give us the notional swap balance as of the end of the quarter and the average rates and term if you have that handy?

Don Ramon: Yes, I do. When you look at the swaps where we were at the end of the quarter, we are at $925 million, the same as we were the previous quarter. So our percentage of swaps -- again, keep in mind the portfolio is almost fully invested at the end of the quarter, so we are at about right around that 71% range. And, again, the terms have not changed. They were the same as they were in the Q that were published in June.

Trevor Cranston: Okay. And do you expect the hedge ratio to stay about the same on the new investments you are making in the fourth quarter?

Don Ramon: Yes, we are probably something similar around that same rate with the agency book.

John, do you want to comment on any other pieces?

John Anzalone: Yes, I mean we actually don't look at it exactly in terms of percent of agencies hedged. It is more we try to keep our duration gap at a stable level, so we have been still targeting the duration gap to be about a half a year. So depending on the tenor of the swaps that we are putting on, the percentage might change a little bit, but we don't expect the duration gap to change materially.

Richard King: Right. So we probably had a little bit less, but we have put on some swaps of longer duration. We think that is prudent given what the Fed has done and the potential for inflation in the out years.

Trevor Cranston:  Ok, that’s helpful.  Thank you.

Operator: Bose George, KBW.

Bose George: First, I just wanted to follow up on the question about the TALF refinancing. So the refinancing you guys did is private funding out of TALF? I just wanted to make sure I understood that.

Richard King: That is exactly right.

Bose George: And under the terms are similar in the sense that you guys have the same type of margin call protection, etc.?

Richard King: What we did is because we essentially -- (inaudible)

Bose George: Can you guys hear me?

Richard King: Yes, we can hear you. Can you hear us?

Bose George: Sorry, I just lost you for a second. I was just wondering whether you guys have the similar types of margin call protection, etc.?

Richard King: What we have done is we have paid off the TALF, and we have gotten terms. It is not monthly repo, but it is not locked up to maturity like the TALF was. But we did hedge our interest rate risk -- (technical difficulty). So it is not exactly the same.

Bose George: Again, what is the term of the funding now?

Richard King: We went six months on this. So (multiple speakers) what you have to realize is that the assets that are financed in the TALF are all super senior CMBS, and they have appreciated a great amount since we've purchased them. And so they are prices that are like -- (technical difficulty) basically. Close to 110. And so we have so much cushion -- (technical difficulty) percentage of price and the new terms were getting advanced. So a lot of better rates -- (technical difficulty)

Bose George: You are fading in and out. I do not know if it is my line or if other people on the call are having this problem as well. But I actually cannot hear you guys anymore.

Richard King: You know, we have had extreme technical difficulties here. I really apologize. I cannot tell you why -- (multiple speakers)

Bose George: Let me just switch to another question.

Richard King: It reminds me of when I was a kid and you hear the guy come on TV and say, the problem is not in your set. I repeat ... But what I was saying is on the TALF refinancing we got lower financing rates and we got better advanced rates. And because the CMBS are at such huge premiums, we are really not concerned at all about margin calls.

Bose George: Okay. Great, thanks. And switching to the comments you made on the loan side, in terms of both on the commercial and the residential like when could we start seeing loans get onto your balance sheet?

Richard King: Well, I would say you may see that this quarter, but I cannot promise you that.

Bose George: Okay. Great. Well, thanks very much, and it was a great quarter.

Richard King:  Thank you.

Operator: Mike Widner, Stifel Nicolaus.

Mike Widner: Good Morning guys and congrats on a solid quarter. So you had indicated I think in response to one of the prior questions that you were as of right now the proceeds shifting a little more toward the agency side. So I am just wondering if you could talk a little bit about specifically what you are buying there, where you are seeing value and what kind of spreads you are seeing on the incremental investments?

John Anzalone: Sure. Can you hear me? I just want to make sure my microphone is working.

Mike Widner: Yes.

John Anzalone: Okay. Good. On the agency side, we ended the quarter, I think, around 180 was our average net interest margin, and I think we are probably right around there. I mean obviously there is a bit of a distribution around that depending on whether we are buying 15s or 30s and what kind of prepayment assumptions you are making.

But I think generally speaking we have been in the same sorts of stories that we had been, mostly loan balance stories both in 15s and 30s, again in slightly higher coupons, kind of that 50-year 4.5s and higher and 30-year 5s and 5.5s so kind of in that same context where we have been. We continue to think that the pre-pay protection is not really critically important here, especially given the QE2 if we do get -- I mean it is unclear exactly as to how much rates will fall or if they will fall given the purchases. But certainly, if they do fall, we want to be protected, and we think this is the best way to go about that.

Mike Widner: And then just a question on when you show the cost of funds for your non-agency and your agency businesses, you are showing both at 1.8%. And I'm just wondering if you can comment a little bit on -- and clearly the repo funding would be cheaper on the agency piece, and I recognize that you guys are using a little bit of agency repo to fund the non-agency piece. But it strikes me that the funding on -- there should be at least some distinction in the funding costs. I'm just wondering if you could elaborate a little bit on why the two of those are showing up as the same.

Don Ramon: Yes Mike, this is Don.  Well, again, you are right. When you look at the agency side of things, the way we look at it, that is a fully hedged cost of funds, and again we are just seeing on the non-agency side again the costs are going to be a little bit higher on that, and it's just coincidental that they are showing the same. But really that's the difference between the two. It is just one is a fully hedged cost of funds; the other is an unhedged cost.

Mike Widner: Got you. So most of the swaps that you have and then you assume that -- should we assume that most of the balance there is associated with the agency side and there is not a lot of swapping over on the non-agency side?

John Anzalone: Yes, that is right. We -- the non-agency portfolio has not shown any empirical duration. Actually it has been kind of negative empirical duration. So we assume that there is no duration in the non-agencies at the time.

Richard King: Right. But that may not be forever. We start thinking that non-agency spreads are really correlated with swap rates and that would change.

Mike Widner: Right. Then just one final question if I could. You mentioned that the jumbo market may be showing signs of coming back. I'm just wondering if you could elaborate a little bit on how you guys would see yourselves playing there? And I guess specifically the kinds of things I'm talking about are the model could be anywhere from buying whole loans and securitizing them to actually being an underwriter and originating loans through the correspondent channel and securitizing them versus just primarily buying pieces of other people's securitization. So I'm just wondering what your approach is likely to be?

Richard King: You know, it is really -- we are evaluating a lot of things. I would say we are not contemplating being an originator and taking rep and warranty risk and that kind of thing. But we are contemplating buying loans. Given our underwriting guidelines, we are also contemplating securitizing loans, as well as potentially holding loans and financing them. And we would also contemplate buying pieces of other people's securitizations.

So we really just are looking to find the best risk-adjusted return.

Mike Widner: Got you, okay. So the one thing we can rule out is being an originator in any of the various farms and otherwise just taking advantage of the opportunities?

Richard King: Correct.

Operator: Bose George, KBW.

Bose George: My follow-up is just on I just wanted to see your thoughts on this whole rep and warranty debate that's going on whether you guys think there is any potential traction in terms of values for the securities that you have purchased?

Richard King: We are -- I think we said earlier and I just want to reiterate that we are paying a lot of attention to the whole foreclosure crisis issue and look at it as -- there is risk in terms of extended foreclosure timelines, and we do model that in. On the put back issues, we are evaluating our opportunities there, and we think that there may be some potential but we are not including any -- we are not underwriting and including any benefit from any putbacks in our loss adjusted yields. We really look at the whole crisis kind of in four buckets -- one, the robo-signer issue; two, the whole issue with note transfers; third, the issue with [MERs]; and fourth, the issue with REMIC status.

We are looking at the whole thing holistically. And, as I said, we sold a few positions, and where we sold positions was funds that are really exposed in the sense that they are really kind of back-ended. And we like to hold bonds where we are getting service through advances, and they are not getting lost through the subs and then you are exposed to on the backend there. And we also have looked at issues where there is really nobody to put back to, like originators and issuers that have gone through a bankruptcy. So if you did get in a position where, let's say, REMIC status is questioned or something like that or you find defects in loans and securitizations and you cannot go back to anybody. So kind of a long-winded answer, but I would just say that we don't -- we're not counting on any of that to be able to do what we have told investors we can do. But we will certainly pursue those opportunities, and if it is a benefit, that is great.

Bose George: Thanks for that detail.

Operator: Douglas Harter, Credit Suisse.

Douglas Harter: Thanks. I was wondering if you could talk a little bit more about the loan opportunities you are seeing, whether you see those as comparable returns today, or if it is more making an investment for future returns?

Richard King: Well, I think it depends on the way you approach it. Certainly -- probably the returns if you don't finance, you know, the securities that you create or hold, they are probably somewhat lower. But there are also opportunities to finance securities. And so we actually think that there may be opportunity to participate in that market and generate the types of returns that we have been enjoying in the non-agency space.

Douglas Harter: And then also on the financing in the non-agency space, have you guys -- I mean what are your current thoughts on using re-REMIC?

Richard King: We continue to really not like the re-REMIC trade for us. Some of the issues with the re-REMIC trade is in a stressed scenario where home prices decline, we think we are better off with the liquidity that we have just financing our positions. We also like the fact that we are not cut off from cash flow in those types of scenarios. So we just think that in this low rate environment where access to capital is pretty strong and the Fed is keeping rates very low, we are better off just financing our positions rather than doing the re-REMIC structure.

Operator: Daniel Furtado, Jefferies.

Daniel Furtado: Thanks for taking the time everybody. Congratulations on a good quarter. My question is really more focused on the non-agency new issuance. You said that 2011 looks like it could be the year that we see that start to come back to life. You mentioned something about percolating under the surface. What are you seeing behind the scenes or underneath the surface that leads you to believe that 2011 could be the year or this is modestly increased bullishness on that market?

Richard King: Well, it is really two things I can tell you about. One is, because rates are where they are and the Fed continues to buy treasuries and try to push the market essentially into taking risk, I guess, you would say, we think that there is a huge demand for investors for new -- newly originated issued senior tranches of RMBS deals like they have been for CMBS. So, as that improves, just the whole securitization process can work in the returns on retaining subs just works. So that is one.

The other is -- (technical difficulty) There are a number of dealers out there who are planning securitizations and buying loans. So we just see that pipeline starting to fill up.

Daniel Furtado: Excellent.  Thanks for the time guys.

Operator: Matthew Kelly, Morgan Stanley.

Matthew Kelly: I'm just wondering if you can give us an idea of your targeted portfolio mix for the next two years at shorter-term than that and a little bit longer term if you have a bogey there how you are looking at that?

Richard King: You know, we don't really have a targeted portfolio mix for the next two years. I mean we typically -- we buy what we buy to hold to maturity and lock in some pretty attractive yields. But having said that, as we said, we see new opportunities coming, and it kind of remains to be seen how those play out and what percentage of our strategy they could become. But we are kind of agnostic to having to have a predetermined percentage.

I think we have said all this along since the IPO -- and I think what we do try to do is be very open with investors as to what we plan to do in the near term. But the whole purpose behind the hybrid REIT strategy is to move our capital to the best risk-adjusted returns for our investors. So the notion of saying we want to be -- a certain proportion of our equity invested in different strategies over two years, it's just not the way we think about it.

Matthew Kelly: Okay. And then just in terms of the flexibility then, do any of the potential opportunities you're looking at such as holding loans, does that require any potential additional infrastructure or headcount on your end or how do you think about that?

Richard King: No, that is the benefit of our platform. With Invesco and the three real estate centers that we have and our team on the structured securities side and from WL Ross and Invesco real estate. We are really well positioned to be able to take advantage of commercial and residential in both whole loan and securitized form, and we may take on and partner with others as well outside of Invesco in order to pursue some of these strategies.

Matthew Kelly: Okay and then just one final follow-up for me on your non-agency funding. What sort of availability -- willingness of your counterparties to lend are you seeing out there, and is that a potential benefit going forward to you potentially for the cost of funds there?

John Anzalone: Yes, we have seen both in non-agencies and in CMBS, the availability has continued to be very good. Certainly we think that -- here the latest round of quantitative easing is probably not going to hurt that at all certainly with dealers looking to invest the cash and banks looking to invest cash. So, no, it has been very, very good. We continue to broaden our counterparty base, and we see that continuing.

In terms of non-agencies, we have not seen -- I think the terms have been fairly consistent. We've just seen more entrants come in.

Richard King: The reason on the CMBS side broadly is ratings driven that you still have a lot of AAA assets. That pushes repo rates lower, and in the non-agency space, while the risk-adjusted returns are much better, the most senior bonds in the RMBS space are typically rated below investment grade at this point. And that does not have to do with what the economics of those positions are given what loss adjusted yields are and so forth. It is just really just that those senior classes are expected to take losses, so you're paying $0.60 on the dollar, and you expect a bond to take, let's say, $0.10 on the dollar loss. The rating agencies are going to rate that below investment grade, and that has an impact on where your financing cost is.

Operator: There are no further questions at this time.

Richard King: Well, thank you, everybody. Sorry for the technical difficulties here today. I hope you had the patience to hang with us, and we will talk to you next time.

Operator: Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.